SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 17, 2015

CAPNIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3 Twin Dolphin Drive, Suite 160

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 17, 2015, we received a written notice of deficiency from The Nasdaq Stock Market (“Nasdaq”) on account of our failure to comply with Nasdaq’s Marketplace Rule 5550(b)(2) requiring us to maintain a $35 million minimum Market Value of Listed Securities (“MVLS”) for our common stock. The Nasdaq notification has no immediate effect on the listing of our common stock. We have 180 calendar days (i.e., until January 13, 2016) to regain compliance with the Rule. If prior to that date, we achieve a MVLS for our common stock of $35 million or more for at least 10 consecutive business days, Nasdaq will provide written notification that we have achieved compliance with the Rule. If we cannot demonstrate compliance with the Rule by January 13, 2016, Nasdaq may notify us of its intent to delist our common stock. In this case, we can appeal any delisting determination by the Nasdaq staff to a Nasdaq Hearings Panel.

Nasdaq also advised us in its letter that we do not meet the requirements under Nasdaq Marketplace Rule 5550(b)(1), which requires maintenance of $2.5 million of stockholders’ equity, and Rule 5550(b)(3), which requires net income from continuing operations of $500,000 or more in 2014 or in two of the three years 2012, 2013 and 2014. However, Nasdaq did not advise us that our failure to meet those Rules subjects us to potential delisting.

Under Rule 5550, we can regain compliance and avoid the potential for delisting of our common stock by satisfying any one of the MVLS test, the minimum equity test or the minimum net income test. We will continue to monitor the MVLS for our common stock and consider various options available to us if our common stock does not trade at a level that is likely to regain compliance within the requisite grace period.

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2015, we announced that Gina Phelps would be transitioned from her position as Vice President of Sales and to a non-executive officer role effective as of July 22, 2015. Mrs. Phelp’s base salary will be reduced consistent with her change in responsibilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2015	CAPNIA, INC.

	By:	/s/ David O’Toole
David O’Toole Chief Financial Officer